Exhibit 10.2

ADVANCED MICRO DEVICES, INC.

2004 EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE FOR PARTICIPANTS LOCATED OUTSIDE THE U.S.

Advanced Micro Devices, a Delaware corporation (the “Company”), pursuant to its 2004 Equity Incentive Plan, as amended and restated (the “Plan”), hereby grants to the holder listed below (“Participant”), an option to purchase the number of Shares (as defined in the Plan) set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein, together with the Stock Option Award attached hereto as Exhibit A (the “Stock Option Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Stock Option Agreement.

Participant:

Grant Date:

Exercise Price per Share:	$

Total Exercise Price:	$

Total Number of Shares Subject to the Option:	shares

Expiration Date:

Type of Option:            ☐      Incentive Stock Option            ☐      Non-Qualified Stock Option

Vesting Schedule:         [To be specified in individual agreements]

By his or her signature, Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement and this Grant Notice. Participant has reviewed the Stock Option Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Stock Option Agreement, and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice, or the Stock Option Agreement.

ADVANCED MICRO DEVICES, INC.	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

TERMS AND CONDITIONS FOR PARTICIPANTS LOCATED OUTSIDE THE U.S.

STOCK OPTION AWARD

ADVANCED MICRO DEVICES, INC. 2004 EQUITY INCENTIVE PLAN

The following Terms and Conditions, together with the accompanying Confirmation of Grant of Stock Options (the “Confirmation”), the Stock Option Grant Notice (the “Grant Notice”) and any country-specific terms and conditions contained in the Appendix (as described in Section 21, below), comprise your agreement (the “Agreement”) with Advanced Micro Devices, Inc. (the “Company”) regarding the grant of Stock Options (“Options”) to purchase the number of shares of the Company’s common stock (the “Shares”), as set forth in the Grant Notice, at the exercise price per share set forth in the Grant Notice (the “Exercise Price”), awarded under the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan (the “Plan”). Capitalized terms not specifically defined herein shall have the same meaning assigned to them in the Plan.

1. Vesting of Options. The Options will vest on the date(s) shown on the Grant Notice provided that you continue to be an active Service Provider through each vesting date.

2. Exercise of Options.

(a) Right to Exercise. This Option is exercisable during its term in accordance with the vesting schedule set out in the Grant Notice and the applicable provisions of the Plan and the Agreement.

(b) Method of Exercise. Unless otherwise determined by the Administrator, the Option shall be exercisable during your lifetime only by you, and after your death only by your legal representative. The Options may only be exercised by the delivery to the Company of a properly completed written notice, in form specified by the Administrator or its designee, which notice shall specify the number of Shares to be purchased and the aggregate Exercise Price for such shares, together with payment in full of such aggregate Exercise Price and all applicable Tax-Related Items (as defined in Section 7). Payment shall be made in a manner permitted in Section 3 below or as authorized by the Administrator pursuant to the Plan and/or as specified in the Appendix. The Options may not be exercised unless you agree to be bound by such documents as the Administrator may reasonably require, including all Award Documentation.

The Administrator may deny any exercise permitted hereunder if the Administrator determines, in its discretion, that such exercise could result in a violation of U.S. federal, state or foreign securities laws.

3. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, unless provided otherwise in the Appendix:

(a) cash; or

(b) check; or

(c) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan.

4. Nontransferability of Options. The Options may not be pledged, assigned, sold, or otherwise transferred other than by will or by the laws of descent and distribution. The terms of the Plan and the Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

5. Term of Option. This Option may be exercised only within the term set out in the Grant Notice, and may be exercised during such term only in accordance with the Plan and the terms of the Agreement.

6. Termination as a Service Provider.

(a) Termination Generally. If your status as an active Service Provider terminates for any reason, other than death or Disability or for Misconduct, and you have not been serving as a vice president or AMD officer for at least ninety (90) days (or not at all), vested Options may be exercised at any time before the expiration date set forth in the Grant Notice or the expiration of three months after the date of termination, whichever is the shorter period, but only to the extent you were entitled to exercise the Options at the date of termination, as described in Sections 1 and 2 and in the Grant Notice. If you have been serving as a vice-president or AMD officer for at least ninety (90) days and your status as an active Service Provider terminates for any reason other than death or Disability or for Misconduct, vested Options may be exercised at any time before the expiration date set forth in the Grant Notice or the expiration of twelve (12) months after the date of termination, whichever is the shorter period, but only to the extent you were entitled to exercise the Options at the date of termination, as described in Sections 1 and 2 and in the Grant Notice.

You may have a longer period to exercise Options under the circumstances described below:

(i)	If you have not been a vice president or AMD officer for at least ninety (90) days (or not at all) and are age fifty (50) or more when your status as an active Service Provider terminates for any reason, other than death, Disability or Misconduct, and you have at least fifteen (15) years of service but less than twenty (20) years of service, you will have fifteen (15) months to exercise vested Options after termination as a Service Provider.

(ii)	If you have not been a vice president or AMD officer for at least ninety (90) days (or not at all) and are age fifty (50) or more when your status as an active Service Provider terminates for any reason, other than death, Disability or Misconduct, and you have twenty (20) years or more of service, you will have twenty-seven (27) months to exercise vested Options after termination as a Service Provider.

(iii)	If you have been a vice president or AMD officer for at least ninety (90) days and are age fifty (50) or more when your status as an active Service Provider terminates for any reason, other than death, Disability or Misconduct, and you have at least fifteen (15) years of service but less than twenty (20) years of service, you will have twenty-four (24) months to exercise vested Options after termination as a Service Provider.

(iv)	If you are have been a vice president or AMD officer for at least ninety (90) days and are age fifty (50) or more when your status as an active Service Provider terminates for any reason, other than death, Disability or Misconduct, and you have twenty (20) years or more of service, you will have thirty-six (36) months to exercise vested Options after termination as a Service Provider.

If you terminate your status as an active Service Provider to work for a competitor of the Company, the post-termination exercise period extensions described in Sections 6(a)(i) – (iv) will not apply, and you will have three months to exercise your vested Options, unless you have been serving as a vice-president or AMD officer for at least ninety (90) days, in which case you will have twelve (12) months to exercise your vested Options. In no case shall the post-termination exercise periods extend beyond the term limit for the Options as set out in the Grant Notice.

(b) Termination Due to Death or Disability. If your status as an active Service Provider terminates due to your death or Disability (as defined in the Plan) and you were a Service Provider for at least fifteen (15) years, your Options will vest as follows:

(i)	if you are on an unapproved leave of absence, any Options that would have vested in the calendar year in which your leave began are immediately vested; or

(ii)	if you are not on an unapproved leave of absence (i.e., you are on an approved leave of absence or you are serving as an active Service Provider), any Options that would have vested in the calendar year of your death or Disability are immediately vested.

You (or your heirs, as applicable) shall generally have twelve (12) months from the date your status as a Service Provider is terminated due to death or Disability to exercise any vested Options. However, if you are aged fifty (50) or more and have at least fifteen (15) years of service but less than twenty (20) years of service when your status as a Service Provider is terminated due to death or Disability, you (or your heirs) shall have twenty-four (24) months from the date your status as a Service Provider is terminated to exercise any vested Options (provided that you do not go to work for a competitor of the Company, in which case you (or your heirs) shall have twelve (12) months from the date your status as a Service Provider is terminated to exercise any vested Options). If you are aged fifty (50) or more and have at least twenty (20) years of service when your status as a Service Provider is terminated due to death or Disability, you (or your heirs) shall have thirty-six (36) months from the date your status as a Service Provider is terminated to exercise any vested Options (provided that you do not go to work for a competitor of the Company, in which case you (or your heirs) shall have twelve (12) months from the date your status as a Service Provider is terminated to exercise any vested Options). In no case shall the post-termination exercise periods extend beyond the term limit for the Options as set out in the Grant Notice.

(c) Termination due to Misconduct. If your status as an active Service Provider is terminated due to Misconduct (as defined in the Plan), the Company reserves the right to cancel all of your Options, whether vested or unvested.

7. Responsibility for Taxes. Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options, the issuance of Shares upon exercise of the Options, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or

(b)	withholding from proceeds of the sale of Shares acquired upon exercise of the Options either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or

(c)	withholding in Shares to be issued upon exercise of the Options; or

(d)	requires payment in cash, check or wire transfer of the Tax-Related Items at the time of exercise.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the exercise, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

8. Other Terms and Conditions.

(a) The Plan. This Agreement is further subject to the terms and provisions of the Plan. Only certain provisions of the Plan are described in these Terms and Conditions. As a condition to your receipt and exercise of the Options, you acknowledge and agree to the terms and conditions of the Agreement and the terms and provisions of the Plan.

(b) Stockholder Rights. Until the Shares are issued upon exercise, you have no right to vote or receive dividends or any other rights as a stockholder with respect to the Options.

(c) Employment Relationship. Nothing in the Agreement shall confer on you any right to continue in the employ of your Employer, nor shall interfere with or restrict rights of your Employer, which are hereby expressly reserved, to discharge you at any time, with or without cause provided in compliance with applicable local laws.

(d) Change of Control. If your employment is terminated by your Employer for any reason other than for Misconduct or, if applicable, by you as a result of a Constructive Termination, within one year after a Change of Control, then the Options shall become fully vested upon the date of termination.

(e) Declination of Options. If you wish to decline your Options, you must complete and file the Declination of Grant form with Corporate Compensation and Benefits by the deadline for such declination. Your declination is non-revocable, and you will not receive any other benefits or compensation as replacement for the declined Options.

(f) Recovery in the Event of a Financial Restatement. In the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Administrator will review all equity-based compensation (including the Option) awarded to employees at the Senior Vice President level and above. If the Administrator (in its sole discretion) determines that any such Company employee was directly involved with fraud, misconduct and/or gross negligence that contributed to or resulted in such accounting restatement, the Administrator may, to the extent permitted by governing law and as appropriate under the circumstances, recover for the benefit of the Company all or a portion of the equity-based compensation awarded to you, including (without limitation) by cancelation, forfeiture, repayment and/or disgorgement of profits realized from the sale of securities of the Company; provided, however, the Administrator will have the authority to recover any equity-based compensation awarded more than 18 months prior to the date of the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement. In determining whether to seek recovery, the Administrator shall take into account such considerations as it deems appropriate, including governing law and whether the assertion of a recovery claim may prejudice the interests of the Company in any related proceeding or investigation.

9. Nature of Grant. In accepting the grant, you acknowledge that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

(c) all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;

(d) your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time;

(e) you are voluntarily participating in the Plan;

(f) the Options and the Shares subject to the Options are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of your employment contract, if any;

(g) the Options and the Shares subject to the Options are not intended to replace any pension rights or compensation;

(h) the Options and the Shares subject to the Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, its Parent, or any Subsidiary or Affiliate of the Company;

(i) the Option grant and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company, its Parent or any Subsidiary or Affiliate of the Company;

(j) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(k) if the underlying Shares do not increase in value, the Options will have no value;

(l) if you exercise the Options and obtain Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price;

(m) in consideration of the grant of the Options, no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from termination of your employment with the Company or the Employer (for any reason whatsoever and whether or not in breach of applicable local laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(n) in the event of termination of your employment (whether or not in breach of local labor laws), your right to vest in the Options under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under applicable local laws (e.g., active employment would not include a period of “garden leave” or similar period pursuant to applicable local laws); the Administrator shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Options; and

(o) the Options and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

10. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

11. Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Options Award Documentation by and among, as applicable, the Employer, the Company, its Parent or any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to a Company–designated Plan broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, its Plan broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

12. Compliance with Laws and Regulations. The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

13. Successors and Assigns. The Company may assign any of its rights under the Agreement. The Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, the Agreement will be binding upon you and your heirs, executors, administrators, legal representatives, successors and assigns.

14. Administrator Authority. The Administrator shall have the power to interpret the Plan and the Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon you, the Company and all other interested persons. The Administrator shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Agreement.

15. Governing Law; Severability. The Agreement shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California, excluding that body of laws pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

If any provision of the Agreement is determined by a court of law to be illegal or unenforceable, in whole or in part, that provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

16. Further Instruments. The parties agree to execute further instruments and to take further actions as may be reasonably necessary to carry out the purposes and intent of the Agreement.

17. Language. If you have received the Agreement or any other Award Documentation translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

18. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

19. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with Applicable Laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20. Headings. The captions and headings of the Agreement are included for ease of reference only and will be disregarded in interpreting or construing the Agreement. All references herein to Sections will refer to Sections of the Agreement.

21. Appendix. Notwithstanding any provisions in the Award Documentation, the Options grant shall be subject to any special terms and conditions for your country set forth in an Appendix to the Terms and Conditions. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan. The Appendix constitutes part of the Agreement.

22. Entire Agreement. The Plan, these Terms and Conditions, the Appendix, the Grant Notice and the Confirmation constitute the entire agreement and understanding of the parties with respect to the subject matter of the Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties with respect to the specific subject matter hereof.

APPENDIX

Terms and Conditions for Participants Located Outside the U.S.

Stock Option Award

Advanced Micro Devices, Inc. 2004 Equity Incentive Plan

This Appendix to the Terms and Conditions for Participants Located Outside the U.S. includes additional terms and conditions that govern the grant of Options in your country. Capitalized terms not explicitly defined in this Appendix have the definitions ascribed to them in the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan (the “Plan”) and/or the Terms and Conditions for Participants Located Outside the U.S. (as applicable).

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2008. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at vesting or exercise of the Options or the subsequent sale of the Shares or receipt of any dividends.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.

ARGENTINA

Notifications

Securities Law Information. Neither the Options nor the issuance of Shares are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Information. Under current regulations adopted by the Argentine Central Bank (the “BCRA”), you may purchase and remit foreign currency with a value of up to US$2,000,000 per month out of Argentina for the purpose of acquiring foreign securities, including Shares under the Plan, without prior approval from the BCRA, provided you execute and submit an affidavit to the BCRA confirming you have not exceeded the US$2,000,000 threshold during the relevant month.

Please note that exchange control regulations in Argentina are subject to frequent change. You should consult with your personal legal advisor regarding any exchange control obligations that you may have.

AUSTRALIA

Notifications

Securities Law Information. If you acquire Shares pursuant to the Options and you offer the Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on disclosure obligations prior to making any such offer.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, you will be required to file the report.

BELGIUM

There are no country specific provisions.

BRAZIL

Notifications

Exchange Control Information. If you are a resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Please note that the US$100,000 threshold may be changed annually.

CANADA

Notifications

French Language Provision. The following provisions will apply if you are a resident of Quebec:

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

Termination of Service. The following provision replaces Section 1 and Section 6(b) of the Terms and Conditions:

In the event of the termination of your status as Service Provider for any reason, except for death or Disability and whether or not in breach of local labor laws, all unvested Options shall be immediately forfeited without consideration. For purposes of the preceding sentence, your right to vest in the Options will terminate effective as of the date that is the earlier of (1) the date you receive notice of termination from your Employer, or (2) the date you are no longer actively providing service, regardless of any notice period or period of pay in lieu of such notice required under applicable local laws (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when you are no longer actively providing service for purposes of the Options.

Authorization to Release and Transfer Necessary Personal Information. The following provision supplements Section 11 of the Terms and Conditions:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, any Parent, Subsidiary or Affiliate and the Administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize the Company and any Parent, Subsidiary or Affiliate to record such information and to keep such information in your employee file.

CHINA

Terms and Conditions

Method of Payment and Sale of Shares. The following provision supplements Section 3 of the Terms and Conditions:

Due to local regulatory requirements, you understand that you will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, you understand that you must instruct the Plan broker to: (i) sell all of the Shares issued upon exercise; (ii) use the proceeds to pay the Exercise Price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to you. You will not be permitted to hold Shares after exercise. Depending upon the development of laws and your status as a national of a country other than the People’s Republic of China, the Company reserves the right to modify the methods of exercising the Options and in its sole discretion, to permit cash exercises, cashless sell-to-cover exercises or any other method of exercise and payment of Tax-Related Items permitted under the Plan.

Exchange Control Requirements. You understand and agree that, pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the immediate sale of the Shares upon exercise of the Options to China. You further understand that, under Applicable Laws, such repatriation of your cash proceeds may need to be effectuated through a special exchange control account established by the Company, its Parent, Subsidiary or Affiliate or the Employer, and you hereby consent and agree that any proceeds from the sale of any Shares you acquire may be transferred to such special account prior to being delivered to you. You also understand that the Company will deliver the proceeds to you as soon as possible, but there may be delays in distributing the funds to you due to exchange control requirements in China. Proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FRANCE

Notifications

Tax Information. The Options are not intended to be French tax-qualified Awards.

Terms and Conditions

French Language Provision. By signing and returning this Agreement, you confirm having read and understood the documents relating to the Plan which were provided to you in English language. You accept the terms of those documents accordingly.

French translation: En signant et renvoyant ce Contrat vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

FINLAND

There are no country specific provisions.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for you. In addition, you must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.

HONG KONG

Terms and Conditions

Warning : The Options and Shares issued at exercise do not constitute a public offering of securities under Hong Kong law and are available only to Service Providers of the Company, its Parent, Subsidiary or Affiliate. The Agreement, including this Appendix, the Plan and other incidental Award Documentation have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor has the Award Documentation been reviewed by any regulatory authority in Hong Kong. The Options are intended only for the personal use of each eligible Service Provider of the Employer, the Company, its Parent or any Subsidiary or Affiliate and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, you should obtain independent professional advice.

Sale of Shares. The following provision supplements Section 2 of the Terms and Conditions:

In the event your Options vest and are exercised within six months of the date of grant, you agree that you will not dispose of any Shares acquired prior to the six-month anniversary of the date of grant.

Notifications

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

INDIA

Terms and Conditions

Method of Payment. The following provision supplements Section 3 of the Terms and Conditions:

Due to regulatory requirements you understand that you may not pay the Exercise Price by a “sell-to-cover” exercise (i.e. where enough Shares subject to the Options will be sold immediately upon exercise and the proceeds from the sale will be remitted to the Company to cover the Exercise Price for the purchased shares and any Tax-Related Items or fringe benefit tax withholding). The Company reserves the right to permit this method of payment depending upon the development of local law.

Fringe Benefit Tax Obligation. By accepting the Options, you consent and agree to assume any and all liability for fringe benefit tax that may be payable by the Company and/or the Employer in connection with the Options at the discretion of the Company and/or the Employer. Further, by accepting the Options, you agree that the Company and/or the Employer may collect the fringe benefit tax from you by any of the means set forth in Section 7 of the Terms and Conditions, or any other reasonable method established by the Company. You also agree to execute any other consents or elections required to accomplish the foregoing, promptly upon request by the Company.

Notifications

Exchange Control Information. You understand that you must repatriate any proceeds from the sale of Shares acquired under the Plan to India and convert the proceeds into local currency within 90 days of receipt. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of fund in the event the Reserve Bank of India or the Employer requests proof of repatriation.

IRELAND

Notifications

Director Notification Obligation. If you are a director, shadow director or secretary of the Company’s Irish Parent, Subsidiary or Affiliate, you must notify the Irish Parent, Subsidiary or Affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., Options, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

ITALY

Terms and Conditions

Method of Payment. The following provision supplements Section 3 of the Terms and Conditions:

Due to local regulatory requirements, you understand that you will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, you understand that you must instruct the Plan broker to: (i) sell all of the Shares issued upon exercise; (ii) use the proceeds to pay the Exercise Price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to you. You will not be permitted to hold Shares after exercise. Depending upon the development of laws and your status as a national of a country other than Italy, the Company reserves the right to modify the methods of exercising the Options and in its sole discretion, to permit cash exercises, cashless sell-to-cover exercises or any other method of exercise and payment of Tax-Related Items permitted under the Plan.

Authorization to Release and Transfer Necessary Personal Information. The following provisions replace in its entirety Section 11 of the Terms and Conditions:

You understand that the Employer and/or the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all Options or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing your participation in the Plan. You are aware that providing the Company with your Data is necessary for the performance of the Agreement and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.

The Controller of personal data processing is Advanced Micro Devices, Inc., One AMD Place, Sunnyvale, California 94088, USA, and, pursuant to D.lgs 196/2003, its representative in Italy is: Advanced Micro Devices, Spa. Via Montefeltro, 420156 Milano, Italy. You understand that the Data may be transferred to the Company or any of its Parent, Subsidiaries or Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom Shares acquired pursuant to the vesting of the Options or cash from the sale of such Shares may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. The processing activity, including the transfer of your personal data abroad, outside of the European Union, as herein specified and pursuant to Applicable Laws and regulations, does not require your consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. You understand that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

You understand that Data will be held only as long as is required by law or as necessary to implement, administer and manage your participation in the Plan. You understand that pursuant to art.7 of D.lgs 196/2003, you have the right, including but not limited to, access, delete, update, request the rectification of your Data and cease, for legitimate reasons, the Data processing. Furthermore, you are aware that your Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local representative available at the following address: Advanced Micro Devices, Spa. Via Montefeltro, 420156 Milan, Italy.

Plan Document Acknowledgment. In accepting the Options, you acknowledge that you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix. You further acknowledge that you have read and specifically and expressly approve the following sections of the Terms and Conditions:

Section 1: Vesting of Options, Section 2: Exercise of Options; Section 6: Termination as a Service Provider; Section 7: Responsibility for Taxes; Section 9: Nature of Grant; and the Authorization to Release Transfer Necessary Personal Information and Method of Payment provisions above.

Notifications

Exchange Control Information. You are required to report in your annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments (including proceeds from the sale of Options acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. You exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on your behalf.

JAPAN

There are no country specific provisions.

KOREA

Notifications

Exchange Control Information. To remit funds out of Korea to exercise the Options by a cash-exercise method, you must obtain a confirmation of the remittance by a foreign exchange bank in Korea. This is an automatic procedure, (i.e., the bank does not need to approve the remittance and the process should not take more than a single day). You likely will need to present the bank processing the transaction supporting documentation evidencing the nature of the remittance.

If you realize US$500,000 or more from the sale of Shares, Korean exchange control laws require you to repatriate the proceeds to Korea within 18 months of the sale.

MALAYSIA

Notifications

Malaysian Insider Trading Notification. You should be aware of the Malaysian insider-trading rules, which may impact your acquisition or disposal of Shares or rights to Shares under the Plan. Under the Malaysian insider-trading rules, you are prohibited from acquiring or selling Shares or rights to Shares (e.g., an Award under the Plan) when you are in possession of information which is not generally available and which you know or should know will have a material effect on the price of Shares once such information is generally available.

Director Notification Obligation. If you are a director of the Company’s Malaysian Parent, Subsidiary or Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Parent, Subsidiary or Affiliate in writing when you receive or dispose of an interest (e.g., an Award under the Plan or Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

MEXICO

Terms and Conditions

No Entitlement or Claims for Compensation. The following provisions supplement Sections 8 and 9 of the Terms and Conditions:

Modification. By accepting the Options, you understand and agree that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement. The Award of Options the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at One AMD Place, Sunnyvale, CA 94088, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and the sole employer is Advanced Micro Devices, Blvd. Manuel Ávila Camacho No. 40, Torre Esmeralda 1, Piso 18 Col. Lomas de Chapultepec México DF, CP 11000—México, nor does it establish any rights between you and the Employer.

Plan Document Acknowledgment. By accepting the Award of Options, you acknowledge that you have received copies of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

In addition, by signing the Agreement, you further acknowledge that you have read and specifically and expressly approve the terms and conditions in Section 9 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the

Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Parent, Subsidiary or Affiliate are not responsible for any decrease in the value of the Shares underlying the Options.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of your participation in the Plan and therefore grant a full and broad release to the Employer, the Company and any Parent, Subsidiary or Affiliate with respect to any claim that may arise under the Plan.

Spanish Translation

Términos y Condiciones

Renuncia de Derecho o Reclamo por Compensación. Las siguientes disposiciones complementan los apartados 8 y 9 de los Términos y Condiciones:

Modificación. Al aceptar las Opciones, usted reconoce y acuerda que cualquier modificación del Plan o del Acuerdo o de su terminación no constituye un cambio o desmejora de los términos y condiciones de empleo.

Declaración de Política. El Otorgamiento de Opciones de la Compañía en virtud del Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin responsabilidad alguna.

La Compañía, con oficinas registradas ubicadas en One AMD Place, Sunnyvale, CA 94088, U.S.A., es la única responsable de la administración del Plan y de la participación en el mismo y la adquisición de Acciones no establece de forma alguna una relación laboral entre usted y la Compañía, ya que su participación en el Plan es completamente comercial y el único empleador es Advanced Micro Devices, Blvd. Manuel Ávila Camacho No. 40, Torre Esmeralda 1, Piso 18 Col. Lomas de Chapultepec México DF, CP 11000 – México, así como tampoco establece ningún derecho entre usted y el Empleador.

Reconocimiento del Documento del Plan. Al aceptar el Otorgamiento de Opciones, usted reconoce que ha recibido copias del Plan, ha revisado el mismo, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.

Adicionalmente, al firmar el Acuerdo, reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en el apartado 9 del Acuerdo, en el cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como su Sociedad Controlante, Subsidiaria o Afiliada no son responsables por ninguna disminución en el valor de las Acciones en relación a las Opciones.

Finalmente, declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, exime amplia y completamente al Empleador, así como a la Compañía, a su Sociedad Controlante, Subsidiaria o Afiliada con respecto a cualquier reclamo que pudiera originarse en virtud del Plan.

NETHERLANDS

Notifications

Insider-Trading Notification. You should be aware of the Dutch insider-trading rules, which may impact the sale of Shares issued to you at vesting and settlement of the Options. In particular, you may be prohibited from effectuating certain transactions involving Shares if you have inside information about the Company. If you are uncertain whether the insider-trading rules apply to you, you should consult your personal legal advisor.

POLAND

Notifications

Exchange Control Information. If you hold foreign securities (including Shares) and maintain accounts abroad, you may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds €10,000, you must file reports on the transactions and balances of the accounts on a quarterly basis by the 20th day of the month following the end of each quarter and an annual report by no later than January 30 of the following calendar year. Such reports are filed on special forms available on the website of the National Bank of Poland.

SINGAPORE

Notifications

Securities Law Information. The Award of Options is being made in reliance of section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA.

Director Notification Obligation. If you are a director, associate director or shadow director of the Company’s Singapore Parent, Subsidiary or Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Parent, Subsidiary or Affiliate in writing when you receive an interest (e.g., an Award or Shares) in the Company or any Parent, Subsidiary or Affiliate. In addition, you must notify the Company’s Singapore Parent, Subsidiary or Affiliate when you sell Shares or shares of any Parent, Subsidiary or Affiliate (including when you sell Shares issued upon vesting and settlement of the Options). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any Parent, Subsidiary or Affiliate. In addition, a notification of your interests in the Company or any Parent, Subsidiary or Affiliate must be made within two days of becoming a director.

SPAIN

Terms and Conditions

No Entitlement for Claims or Compensation. The following provisions supplement Sections 8 and 9 of the Terms and Conditions:

By accepting the Options, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan document.

You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Options under the Plan to individuals who may be Consultants, Directors and Employees throughout the world. The decision is limited and entered into based upon the express assumption and condition that any Options will not economically or otherwise bind the Company or any Parent, Subsidiary or Affiliate, including the Employer, on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, you understand that the Options are granted on the assumption and condition that the Options shall not become part of any employment contract (whether with the Company or any Parent, Subsidiary or Affiliate, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from the grant of Options, which is gratuitous and discretionary, since the future value of the Options and the underlying Shares is unknown and unpredictable. You also understand that this grant of Options would not be made but for the assumptions and conditions set forth hereinabove; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the Options and any right to the underlying Shares shall be null and void.

Notifications

Exchange Control Information. You must declare the acquisition of Shares to the Dirección General de Política Comercial e Inversiones Exteriores (“DGPCIE”) of the Ministerio de Economia for statistical purposes. You must also declare the ownership of any Shares with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, you wish to import the share certificates into Spain, you must declare the importation of such securities to the DGPCIE.

When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

SWEDEN

There are no country specific provisions.

TAIWAN

Notifications

Exchange Control Information. You may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.

If the transaction amount is US$500,000 or more, you may be required to provide additional supporting documentation to the satisfaction of the remitting bank. Please consult your personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

THAILAND

Notifications

Exchange Control Information. If you remit funds out of Thailand to purchase Shares, it is your responsibility to comply with any applicable exchange control laws. Under current exchange control regulations, you may remit funds out of Thailand up to U.S. $1,000,000 per year to purchase Shares (and otherwise invest in securities abroad) by submitting an application to an authorized agent, (i.e., a commercial bank authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency). The application includes the Foreign Exchange Transaction Form, a letter describing the Options, a copy of the Plan and related documents, and evidence showing the nexus between the Company and the Employer. If you use a cashless method of exercise that does not involve remitting any funds out of Thailand, this requirement does not apply.

When you sell Shares issued to you at exercise of the Options, you must immediately repatriate all cash proceeds to Thailand and then convert such proceeds to Thai Baht within 360 days of repatriation. If the amount of your proceeds is US$20,000 or more, you must specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If you fail to comply with these obligations, you may be subject to penalties assessed by the Bank of Thailand. You should consult your personal advisor before taking action with respect to remittance of proceeds from the sale of Shares into Thailand. You are responsible for ensuring compliance with all exchange control laws in Thailand.

TURKEY

Notifications

Exchange Control Information. Exchange control regulations require Turkish residents to purchase securities through financial intermediary institutions that are approved under the Capital Market Law (i.e., banks licensed in Turkey). Therefore, if Optionee exercises his or her Option using a cash exercise method, the funds must be remitted through a bank or other financial institution licensed in Turkey. A wire transfer of funds by a Turkish bank will satisfy this requirement. This requirement does not apply to a cashless exercise, as no funds are remitted out of Turkey.

UNITED ARAB EMIRATES

There are no country specific provisions.

UNITED KINGDOM

Terms & Conditions

Tax Acknowledgment. The following provisions supplement Section 7: Responsibility for Taxes in the Terms and Conditions:

You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the event giving rise to the Tax-Related Items (the “Taxable Event”) that cannot be satisfied by the means described in Section 7 of the Terms and Conditions. If payment or withholding is not made within ninety (90) days of the Taxable Event or such other period as required under U.K. law (the “Due Date”), you agree that the amount of any uncollected Tax-Related Items shall (assuming you are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended)) constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in Section 7 of the Terms and Conditions. If you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver the Shares acquired under the Plan.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you will not be eligible for such a loan to cover the Tax-Related Items. In the event that you are a director or executive officer and the Tax-Related Items are not collected from or paid by you by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to you on which additional income tax and National Insurance contributions will be payable. You will be responsible for reporting and paying any income tax and National Insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.